SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            DONALDWON COMPANY, INC.
               (Name of Registrant as Specified in Its Charter)
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.


--------------------------------------------------------------------------------

                                     [LOGO]

                           DONALDSON COMPANY, INC.

                                  NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

TIME:           10:00 a.m., central time, Friday, November 17, 1995

PLACE: Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

ITEMS OF        (1) Election of directors;
BUSINESS:       (2) Ratification of Ernst & Young LLP as independent auditors of the Company; and any other business that properly comes before the meeting.

RECORD DATE:    Shareholders of record at the close of business on September 29,
                1995 are entitled to notice of and to vote at the meeting or any adjournment. A list of such shareholders will be available prior to the meeting at the office of the Company, 1400 West 94th
                Street, Minneapolis, Minnesota for examination by any such shareholder for any purpose germane to the meeting.


                                       By Order of the Board of Directors


                                       Raymond F. Vodovnik
                                       Secretary

                            Dated: October 16, 1995


                                   IMPORTANT

YOU CAN HELP US PREPARE FOR THE MEETING AND ELIMINATE EXTRA EXPENSE -- WHETHER YOU HAVE A FEW SHARES OR MANY -- IF YOU WILL COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROMPT REPLY WILL ELIMINATE EXTRA EXPENSE IN SOLICITING YOUR PROXY.

--------------------------------------------------------------------------------

                           DONALDSON COMPANY, INC.
                            1400 WEST 94TH STREET
                         MINNEAPOLIS, MINNESOTA 55431

                               PROXY STATEMENT
                        MAILING DATE OCTOBER 16, 1995

SOLICITATION OF PROXIES
The enclosed proxy is solicited by and on behalf of the Board of Directors of Donaldson Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on November 17, 1995. The person signing a proxy may revoke it any time before it is exercised. Each valid proxy received prior to the meeting will be voted according to the shareholder's directions.

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by the use of the mails, there may be incidental personal solicitations by officers, directors and regular employees of the Company who will not receive additional compensation therefor. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock and will reimburse such persons for their expenses so incurred.

VOTING SECURITIES
Shareholders of record as of the close of business on September 29, 1995 will be entitled to vote at the meeting. The Company then had 25,954,964 shares of Common Stock outstanding, each of which entitles its holder to one vote. Representation at the meeting of a majority of the outstanding shares is required for a quorum. Votes that are withheld and broker non-votes will be counted as represented at the meeting for purposes of determining whether a quorum exists. However, such votes will be treated as shares not voted for purposes of determining the number of shares voted for or against any nominee for director or any proposal. The affirmative vote of a majority of the shares represented at the meeting and voting on the issue will be necessary for election of the directors.

Shares of Common Stock credited to the accounts of participants in the Automatic Dividend Reinvestment Program of the Company have been added to the participants' other holdings and included in the enclosed proxy. Participants in the Company's employee benefit plans are entitled to instruct the plan trustee on how to vote all shares of Donaldson Common Stock allocated to their accounts under the plans and will receive a separate voting instruction card for voting such shares. Shares for which the trustee receives no voting instructions from participants, including unallocated shares held in the employee stock ownership plan ("ESOP"), will be voted by the trustee in the same proportion as shares for which instructions are received.

                              SECURITY OWNERSHIP

Set forth below is information regarding persons known by the Company to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company:

 NAME AND ADDRESS                           AMOUNT AND NATURE       PERCENT
OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP    OF CLASS

Donaldson Company, Inc.
 Employee Stock Ownership Plan                  3,271,178(1)          12.6%
 c/o Fidelity Management Trust Company
 82 Devonshire Street
 Boston, MA 02109

Mario J. Gabelli                                1,450,000(2)           5.6%
 655 Third Avenue
 New York, NY 11017

First Bank System, Inc                          1,435,841(3)           5.5%
 601 Second Avenue South
 Minneapolis, MN 55402

(1) These shares are held in trust for the benefit of participants in the Company's ESOP for which Fidelity Management Trust Company is the trustee and claims no voting or investment power over the indicated shares. (See also discussion above on voting rights under employee benefit plans.)

(2) Mario J. Gabelli directly or indirectly controls various entities which are primarily investment advisors and which generally have sole investment and voting power as to the shares owned by the individual entity.

(3) First Bank System, Inc. is a holding company for one or more subsidiary banks which have sole voting power with respect to 514,197 shares; shared voting power with respect to 516,711 shares; sole investment power with respect to 478,581 shares and shared investment power with respect to 932,056.

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by each director, each of the Named Officers and all executive officers and directors of the Company as a group.

                                        TOTAL        PERCENT      EXERCISABLE
NAME OF INDIVIDUAL OR GROUP           SHARES (1)     OF CLASS       OPTIONS

William A. Hodder                     1,266,921        4.7           456,022
William G. Van Dyke                     419,513        1.6           242,004
Richard M. Negri                        206,011         *             87,112
Erland D. Anderson                      196,342         *             82,470
James R. Giertz                          17,078         *             15,000
C. Angus Wurtele.                        14,799         *              6,000
Kendrick B. Melrose                      14,325         *              6,000
S. Walter Richey                         13,865         *              6,000
Stephen W. Sanger                         9,974         *              6,000
Jack W. Eugster                           8,407         *              4,000
Michael R. Bonsignore                     6,946         *              6,000
A. Gary Ames                              6,257         *              4,000
F. Guillaume Bastiaens                      100         *                -0-
Directors and Officers as a Group     2,518,549        9.3         1,130,316

* Less than 1%

(1) Includes restricted shares, shares owned by related household members or held in trust (including the ESOP allocation for years prior to F'95) and shares which the directors and officers have a present right to acquire pursuant to the Company's stock option plans as listed under the Exercisable Options column.

                            ELECTION OF DIRECTORS

The Board of Directors is composed of ten members. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the shareholders. It is intended that proxies received will be voted, unless authority is withheld, for the election of the nominees presented on Page 3, namely Messrs. Hodder, Melrose and Sanger.

The Board of Directors meets on a regularly scheduled basis. During the past fiscal year the Board held six meetings. Except for Mr. Ames, each director attended at least 75% of the aggregate of the Board meetings and meetings of Board committees on which each served.

The Board of Directors has assigned certain responsibilities to committees. The Audit Committee composed of directors A.Gary Ames, Jack W. Eugster, Kendrick B. Melrose, S. Walter Richey and Stephen W. Sanger (Chairman), all non-employee directors, held two meetings during the past fiscal year. Briefly stated, functions of the Audit Committee include: recommending to the Board of Directors independent public auditors for the Company, reviewing the scope and results of the auditors' examination, and reviewing the internal audit program, adequacy of internal controls, and adherence to applicable legal, ethical and regulatory requirements.

The Human Resources Committee, composed of directors Michael R. Bonsignore, Jack W. Eugster, Kendrick B. Melrose, Stephen W. Sanger, and C. Angus Wurtele (Chairman), held one meeting during the past fiscal year. The functions of this Committee include review of management development, approval of compensation arrangements for senior management and administration of the Company's stock compensation plans.

The Committee on Directors' Affairs, composed of directors A. Gary Ames, Michael R. Bonsignore (Chairman), S. Walter Richey, and C. Angus Wurtele, held one meeting during the past fiscal year. The committee's duties are to review the organization of the Board and its committees, remuneration arrangements for the directors, propose to the Board a slate of directors for election by the shareholders at each Annual Meeting and propose candidates to fill vacancies on the Board. The Committee will consider nominees for director recommended by shareholders. Recommendations should be addressed to the Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440.

The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and of such other person, if any, as they may determine.

The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

                            NOMINEES FOR ELECTION


NAME                                                 PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
  FOR A TERM EXPIRING IN 1998:

  William A. Hodder                Chairman and Chief Executive Officer of the Company. Also a director of Norwest
    Age - 64                       Corporation, Tennant Company, ReliaStar Financial Corp., Musicland Stores Corp. and
    Director since 1969            Supervalu Inc.

  Kendrick B. Melrose              Chairman and Chief Executive Officer of The Toro Company (manufacturer of outdoor
    Age - 55                       maintenance products). Also a director of The Toro Company and The Valspar Corporation.
    Director since 1991

  Stephen W. Sanger                Chairman and Chief Executive Officer of General Mills, Inc. (1995) (consumer products
    Age - 49                       and services). Previously an executive officer of various groups and divisions of
    Director since 1992            General Mills, Inc. Also a director of General Mills, Inc.

                        DIRECTORS CONTINUING IN OFFICE

NAME                                                PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
  TERMS EXPIRING IN 1996:

  A. Gary Ames                    President and Chief Executive Officer of U.S. West International (1995). Previously
    Age - 51                      President and Chief Executive Officer of U.S. West Communications. Also a director
    Director since 1993           of Albertson's, Inc. and Tektronix, Inc.

  S. Walter Richey                President and Chief Executive Officer of Meritex, Inc. and its predecessor corporation
    Age - 59                      Space Center Company (owns and manages business properties and distribution centers).
    Director since 1991           Also a director of Meritex, Inc., First Bank Systems, Inc. and BMC Industries, Inc.

  F. Guillaume Bastiaens          Executive Vice President (1995) and President, Food Sector and Chief Technology
    Age - 52                      Officer of Cargill, Incorporated (Agribusiness). Also a director of Cargill,
    Elected a Director            Incorporated
    effective September 1, 1995

  TERMS EXPIRING IN 1997:

  Michael R. Bonsignore           Chief Executive Officer and Chairman of Honeywell Inc. (1993) (manufacturer of
    Age - 54                      electronic controls). Previously Executive Vice President and Chief Operating Officer
    Director since 1988           of Honeywell Inc. Also a director of Honeywell Inc., Cargill, Incorporated and The
                                  St. Paul Companies, Inc.

  Jack W. Eugster                 Chairman, President and Chief Executive Officer of Musicland Stores Corp. (retail
    Age - 50                      consumer products). Also a director of Musicland Stores Corp., Damark, Inc., Midwest
    Director since 1993           Resources Company, and Shopko Stores, Inc.

  William G. Van Dyke             President and Chief Operating Officer of the Company. (1994) Previously Executive
    Age - 50                      Vice President (1992) and Vice President -- Industrial Group of the Company. Also
    Director since 1994           a director of Graco Inc.

  C. Angus Wurtele                Chairman of the Board and Chief Executive Officer of The Valspar Corporation (paint
    Age - 61                      products). Also director of The Valspar Corporation, Bemis Co. Inc., and General
    Director since 1981           Mills, Inc.

DIRECTOR COMPENSATION
Directors who are not employees receive a retainer fee of $18,000 annually and are paid $1,000 for each Board or Committee meeting attended. Committee Chairmen receive an additional annual retainer of $2,500. Pursuant to the Company's Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of his term, to defer all or part of his director compensation received during the year. Each participating director is entitled to a company credit on the balance in his deferral account at the same rate as the company credit under the Fixed Income Fund of the Salaried Employees' Retirement Savings Plan. The deferral election must also specify the manner for distribution of the deferral balance.

The 1991 Master Compensation Plan, as amended, provides for the issuance of restricted shares in lieu of 30% of the annual retainer for services as a Director to be rendered in the following service year and allows an election to receive restricted shares in lieu of all or part of the remaining retainer and meeting fees. Transfer of the shares is restricted until the earliest of retirement, disability, termination of service (with consent of the Board), death or a change in control of the Company.

The Company also has a nonqualified pension plan for non-employee directors which provides for an annual retirement benefit for directors, who have served at least five years, in an amount equal to the final annual retainer fee received for services as a director. Such annual benefit is payable in a lump sum or, at the election of the director, over a maximum fifteen year period or such shorter period as is equal to the number of years of service on the Board and provides for a benefit in the event of death.

The Company's Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 2,000 shares of Common Stock to each non-employee Director of the Company who is a member of the Board between the dates of December 1 and December 22 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options are exercisable on and after December 22 of the respective year and have a term of ten years.

                            EXECUTIVE COMPENSATION

The following table sets forth as to each person who was at the end of fiscal 1995, the Chief Executive Officer and the other four most-highly compensated executive officers of the Company information concerning compensation for services rendered to the Company for each of the last three fiscal years (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                         ANNUAL COMPENSATION (1)                (2)
                                                                      AWARDS        PAYOUTS
                                                                       STOCK
                                                                      OPTIONS                      ALL OTHER
     NAME AND PRINCIPAL       FISCAL                                 (SHARES)    LTIP PAYOUTS    COMPENSATION
POSITION                       YEAR      SALARY ($)     BONUS ($)       (3)         ($) (4)         ($) (5)
WILLIAM A. HODDER              1995       518,269        660,000      120,722       477,125         162,044
 Chairman and Chief            1994       464,423        488,205       88,608          0            121,723
 Executive Officer             1993       428,846        216,270      299,092          0             64,412

WILLIAM G. VAN DYKE            1995       340,692        420,000       30,000       136,938         105,227
 President and Chief           1994       275,000        232,690       48,058          0             63,988
 Operating Officer             1993       251,154        134,940      152,046          0             38,538

JAMES R. GIERTZ                1995       174,615        165,870       25,000          0               0
 Vice President and            1994          0              0            0             0               0
 Chief Financial Officer       1993          0              0            0             0               0

RICHARD M. NEGRI               1995       150,039        112,792       11,600        92,948          36,272
 Vice President                1994       143,461         89,878       21,722          0             28,474
 Manufacturing                 1993       137,038         46,592       33,840          0             18,333

ERLAND D. ANDERSON             1995       152,462         99,982       31,736        94,163          34,805
 Vice President                1994       146,038         80,259       11,600          0             29,367
 Corporate Technology          1993       138,615         41,350       33,834          0             17,968

(1)  Includes any portion deferred under the Management Compensation Plan.

(2) As of July 31, 1995 Mr. Van Dyke held an aggregate of 16,200 shares of restricted stock valued at $429,300. Dividends are paid on all of the reported restricted stock at the same rate as paid on the Company's common stock.

(3)  Shares adjusted for stock splits.

(4) Earned during the three-year period ending July 31, 1995. Payout is in the Company's common stock and delivered during fiscal 1996.


(5) Amounts in this column represent the dollar value of share allocations under the Company's ESOP and benefits in excess of the limits established by Section 415 of the Internal Revenue Code ("IRC") contributed by the Company to an unqualified supplemental plan. The amounts for fiscal 1995 are:



NAME                     ESOP       ESOP (SUPL.)
William A. Hodder       $20,750       $141,294
William G. Van Dyke      20,750         84,477
Richard M. Negri         20,750         15,522
Erland D. Anderson       20,750         14,055

                        OPTIONS GRANTED IN FISCAL 1995

                                                                                          POTENTIAL REALIZABLE GAIN AT
                                                                                          ASSUMED ANNUAL RATES OF STOCK
                                         INDIVIDUAL GRANTS (1)                               PRICE APPRECIATION (3)
                                         % OF TOTAL
                          OPTIONS         OPTIONS       EXERCISE
                          GRANTED        GRANTED TO      OR BASE      EXPIRATION
NAME                    (SHARES) (2)     EMPLOYEES      PRICE ($)        DATE       0% ($)     5% ($)            10% ($)
WILLIAM A. HODDER        80,000 (4)         26.0         22.375        12/15/04        0      1,127,144         2,857,226
                         40,722 (5)         13.2         28.000        12/14/03        0        580,119         1,406,189
WILLIAM G. VAN DYKE      30,000 (4)          9.8         22.375        12/15/04        0        422,679         1,071,460
JAMES R. GIERTZ          15,000 (6)          4.9         26.000        09/08/04        0        245,579           622,524
                         10,000 (4)          3.2         22.375        12/15/04        0        140,893           357,153
RICHARD M. NEGRI         11,600 (4)          3.8         22.375        12/15/04        0        163,436           414,298
ERLAND D. ANDERSON       11,600 (4)          3.8         22.375        12/15/04        0        163,436           414,298
                          9,759 (5)          3.2         25.875        12/21/02        0        126,250           305,004
                         10,377 (5)          3.4         25.875        12/14/03        0        153,970           382,359
ALL SHAREHOLDERS (7)       N/A               N/A         26.500        07/19/04        0    415,631,278     1,041,889,634
STOCK PRICE (7)            N/A               N/A           N/A            N/A        N/A         42.373            66.289



(1)  No stock appreciation rights ("SARs") have been granted.

(2) All grants (other than as noted in footnote (6)) during the period were non-qualified stock options granted at the market value on date of grant, exercisable within 30 days of the date of grant, and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations.

(3) These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount that the market price of the Company's stock exceeds the exercise price on date of sale.

(4) Annual grant of a non-qualified stock option. These options include a reload feature in the event they are exercised while the executive is an employee and the market price exceeds the exercise price by 25%.

(5) These grants were made to individuals who exercised an option during fiscal 1995 and made payment of the purchase price using shares of previously owned Company stock. This restoration or "reload" grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company's stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.

(6) This grant was made to Mr. Giertz as an employment incentive and includes a reload and a three year vesting schedule.

(7) This value was calculated using the market price of Donaldson stock on, and outstanding shares as of, July 31, 1995 and applying the assumed appreciation over the weighted average option term of 9.6 years for all options granted in fiscal 1995. In total, 27 key employees were granted options for 307,799 shares at a weighted average exercise price of $23.762.

    AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND YEAR END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                                                           OPTIONS AT 7/31/95                    7/31/95 (2)
                           SHARES         VALUE
                        ACQUIRED ON      REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
NAME                    EXERCISE (1)       ($)         (SHARES)         (SHARES)            ($)              ($)
WILLIAM A. HODDER          63,700        494,681        456,022             0            3,038,823            0
WILLIAM G. VAN DYKE           0            N/A          242,004             0            1,835,169            0
JAMES R. GIERTZ               0            N/A           10,000          15,000             41,250          7,500
RICHARD M. NEGRI              0            N/A           87,112             0              712,671            0
ERLAND D. ANDERSON         23,200        150,800         82,470             0              589,516            0


(1) The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes. Share ownership objectives for executive officers encourages retention of shares acquired through option exercise.


(2) This value is based on the difference between the exercise price of such options and the closing price of Donaldson stock as of July 31, 1995.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR




                        NUMBER OF
                         SHARES,        PERFORMANCE          ESTIMATED FUTURE PAYOUTS
                          UNITS       OR OTHER PERIOD             UNDER NON-STOCK
                         OR OTHER     UNTIL MATURATION           PRICE-BASED PLAN
NAME                    RIGHTS (1)       OR PAYOUT       THRESHOLD     TARGET     MAXIMUM
WILLIAM A. HODDER         10,500      8/1/94 - 7/31/97     5,250       10,500     15,750
WILLIAM G. VAN DYKE        7,200      8/1/94 - 7/31/97     3,600        7,200     10,800
JAMES R. GIERTZ (2)        3,500      8/1/94 - 7/31/97     5,250       10,500     15,750
RICHARD M. NEGRI           2,200      8/1/94 - 7/31/97     1,100        2,200      3,300
ERLAND D. ANDERSON         2,300      8/1/94 - 7/31/97     1,150        2,300      3,450

(1) Awards are of Performance Units, each of which represents the right to receive one share of the Company's common stock. Awards are earned only if the Company achieves the minimum Performance Objectives and the Award Value will be based on a weighting of compound corporate sales growth and after-tax return on investment over the three year period. The amounts shown in the table under the headings "Threshold", "Target" and "Maximum" are amounts awarded at 50%, 100% and 150% of the targeted award. The award may also be adjusted upward by 25% for consistency if earnings per share increase in each of the three year period by at least 5%.

(2) To compensate new participants for the first two years of the plan which have no payout, the Award for such new participant's first cycle is increased by 200%. The amounts shown for Mr. Giertz reflect the 200% increase since the performance period presented is his first cycle.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors, consisting of five independent outside directors,("the Committee") is responsible for establishing the compensation programs for the Company's, executive officers. The objectives of the Company's executive compensation program are to:

     *    attract and retain the best executives available in our industry;

     * motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's long-term success and continued growth in shareholder value;

     * promote a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;

     * obtain an appropriate balance between short-term and long-term results based on the executive's influence and impact;

     * align the interests of executives with those of the Company's shareholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from six to ten times base salary.

BASE SALARIES. Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executives based on performance of the executive and external market data. Our objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in the United States. The Company uses nationally known consultant surveys for external market data.

ANNUAL CASH INCENTIVE. Executive officers are eligible for target awards under the annual incentive program ranging from 30% to 60% of base salary. The size of the target award is determined by the executive officer's position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets aggressive performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceed targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers have from 80% to 100% of their annual cash incentive opportunity linked to Company performance as measured by Earnings Per Share (EPS).

Consequently, executive officers must obtain record EPS, thereby increasing shareholder value, to receive a competitive annual cash incentive.

LONG-TERM INCENTIVE COMPENSATION. The Long-Term Performance Award program is based on three-year compounded growth in sales at an after tax Return on Investment that exceeds the Company's weighted cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained. Payout for the 1993-1995 cycle is listed in the Compensation Table. The Committee occasionally grants restricted stock with a fixed restriction period usually five years, to insure retention of key executives. The Committee also believes that significant stock option grants encourage the executive officers to own and hold Donaldson stock and tie their long-term economic interests directly to those of the shareholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

STOCK OWNERSHIP. Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive's current and potential net worth to the Company's success, as reflected in the stock price, gives the executive a stake similar to the shareholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares obtained through the exercise of options. The guidelines range from six to ten times base salary. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Hodder currently exceeds this ownership goal. Shares of stock received on exercise of all options during the fiscal year by the Named Officers of the Company were retained and therefore are subject to market risk.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Hodder's fiscal 1995 base salary and incentive award were determined by the Committee in accordance with the methodology described above.

       BASE SALARY. Mr. Hodder's base salary for fiscal 1995 was $518,269 which approximates the market mid-point for manufacturing companies of similar size.

       ANNUAL BONUS. Mr. Hodder's cash incentive award for fiscal 1995 was $660,000. This amount was based on EPS growth of 23.9% over the previous record of $1.17 earned in fiscal 1994.

       STOCK OPTIONS. Due to his planned retirement, Mr. Hodder will not receive the normal grant during fiscal 1996, to compensate for this practice a larger than normal grant was received during fiscal 1995. In addition he received one restoration option.

POLICY ON QUALIFYING COMPENSATION. The Company's policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, in November 1994 the shareholders approved the material terms of the performance goals for payment of the cash bonus under the Company's Annual Cash Bonus Plan for Designated Executives.

CONCLUSION. The executive officer compensation program administered by the Committee provides incentive to attain strong financial performance and an alignment with shareholder interests. The Committee believes that the Company's compensation program focuses the efforts of Company executive officers on the continued achievement of growth and profitability for the benefit of the Company's shareholders.


     SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS


                          C. Angus Wurtele, Chairman
               Michael R. Bonsignore       Jack W. Eugster
               Kendrick B. Melrose       Stephen W. Sanger


                              PERFORMANCE GRAPH


The following graph compares the cumulative total shareholder return on the Company's stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Index of Manufacturing Companies. The graph assumes the investment of $100 in the Company's common stock and each of the indexes at the market close on July 31, 1990 and the reinvestment of all dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                    [GRAPH]

                           FISCAL YEARS ENDED JULY 31

                      1990     1991     1992     1993     1994     1995
DONALDSON             $100     $115     $151     $188     $251     $277
S&P 500                100      112      127      138      145      183
S&P MANUFACTURING      100      105      110      125      145      199


                              PENSION PLAN TABLE

                                              ANNUAL BENEFITS FOR YEARS OF SERVICE SHOWN
FINAL AVERAGE COMPENSATION     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
$ 200,000                      $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 90,000     $ 95,000
  400,000                        60,000       90,000      120,000      150,000      180,000      190,000
  600,000                        90,000      135,000      180,000      225,000      270,000      285,000
  800,000                       120,000      180,000      240,000      300,000      360,000      380,000
1,000,000                       150,000      225,000      300,000      375,000      450,000      475,000
1,200,000                       180,000      270,000      360,000      450,000      540,000      570,000

The executive officers are eligible for the Company's non-contributory Salaried Employees' Pension Plan which provides benefits based on length of service and final average compensation, defined as the five highest consecutive years of the last ten years of service. The amounts shown are for retirement at age 65 and are reduced by varying amounts (not exceeding one-half) of the annual social security benefit. Covered compensation for the named executive officers consists of the amounts shown under "Annual Compensation" in the Summary Compensation Table. As of July 31, 1995 Messrs. Hodder, Van Dyke, Giertz, Negri and Anderson had benefit service of 20, 21, 0, 35 and 30 years respectively. The table does not reflect the limitations imposed by the Internal Revenue Code (the "Code"). The Board of Directors established an Excess Benefit Plan which provides for supplemental payments to be made to certain executives on retirement so that they will receive, in the aggregate, the benefits they would be entitled to receive if such Code limitations did not apply.


At July 31, 1995 the Company had a supplementary retirement benefit agreement with Mr. Hodder providing for fifteen annual payments, after retirement at age 65, to him or his beneficiaries. The size of the annual payment is based on his termination or retirement date and upon the highest annual compensation earned by him from the Company prior to such date if the Company has not previously set a maximum level. The agreement provides for benefits in the event of death prior to retirement and there is progressive vesting of other benefits. Assuming the agreement is unchanged and employment until normal retirement age, based on current compensation, annual payments under the agreement would be $152,617.



The Company has a supplementary retirement benefit plan which is intended to assure that Messrs. Hodder, and Van Dyke will receive at least 60% of their average (five highest years) compensation upon retirement at age 65 with 2% reduction for each year in the event of early retirement after age 55. In determining whether the plan must supplement other retirement benefits to reach such level, the Company will consider the benefits described in the previous paragraph, the Pension Plan Table and footnote (5) to the Summary Compensation Table as well as 50% of primary Social Security and vested pension benefits from prior employers, if any. Assuming the plan is unchanged and employment until age 65, based on current compensation and payment levels from other plans, no payments would be made under the plan.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Based on a review of copies of such forms and written representations from the directors and executive officers, the Company notes that William G. Van Dyke, a Company officer, inadvertently failed to report a sale which occurred on March 31, 1995. This information was reported on Form 4 for April 1995 following discovery of the error.

                        CHANGE-IN-CONTROL ARRANGEMENTS

Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under "constructive involuntary" circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee's annual average compensation calculated over the five years preceding such termination as well as continued health, disability and life insurance for three years after termination. The 1980 and 1991 Master Stock Compensation Plans, the supplementary retirement agreements and deferred income arrangements also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.

                             INDEPENDENT AUDITORS


Upon recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 1996, such appointment to continue at the pleasure of the Board of Directors and subject to ratification by the shareholders. Ernst & Young LLP has audited the books and accounts of the Company since 1951. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Board will appoint other independent auditors for the subsequent fiscal year.



The Board of Directors recommends that shareholders vote for ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending July 31, 1996.

                            SHAREHOLDER PROPOSALS


The last day the Company will receive for its consideration any proposals from shareholders for the 1996 Annual Meeting of Shareholders is June 18, 1996. Proposals should be sent to the attention of the Secretary.

                                OTHER MATTERS

The Company is not aware of any matter, other than as stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        Raymond F. Vodovnik
                                        Secretary

October 16, 1995

--------------------------------------------------------------------------------

[LOGO]
                            DONALDSON COMPANY, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Hodder and Raymond F. Vodovnik, and each of them, as proxies, with full power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Donaldson Company, Inc. to be held on November 17, 1995, and all adjournments thereof, to vote as designated on the matters referred to on the reverse side hereof and, in their discretion, on any other matters properly coming before said meeting.

                                                 Dated: __________________, 1995
                                                 _______________________________
                                                 _______________________________
                                                            Signatures
                                                 (Please sign as name(s) appear
                                                 on this proxy. If joint
                                                 account, each joint owner
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee,
                                                 guardian or corporate official,
                                                 give your full title as such.)

            (Continued from and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS. Nominees: W.A. Hodder, K.B. Melrose, S.W. Sanger

[ ] VOTE FOR all nominees listed above; except vote withheld from following nominees (if any):

[ ] WITHHOLD VOTE from all nominees.

2. RATIFY APPOINTMENT OF AUDITORS: [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. IN THEIR DISCRETION upon other matters as may come before the meeting.

                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                   PROXY PROMPTLY USING THE ENCLOSED ENVELOPE